We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 19, 1998, in the Registration Statement (Form S-4) and related Prospectus of Citizens Bancorp dated June 20, 2000.


/s/Ernst & Young LLP

Indianapolis, Indiana
June 19, 2000